Exhibit 99.1

Changda International Limited

Consolidated Financial Information

For the years ended December 31, 2007 and 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
PROMODOESWORK.COM, INC:

We have audited the accompanying consolidated balance sheets of Changda International Limited (“Changda International”) as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the two years ended December 31, 2007 and 2006. This consolidated financial information is the responsibility of the management of Changda International. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial information is free of material misstatement. Changda International and its subsidiaries (the “Changda International Group”) are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting of the Changda International Group. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial information referred to above presents fairly, in all material respects, the consolidated financial position of Changda International as of December 31, 2007 and 2006, the consolidated results of its operations and its consolidated cash flows for each of the two years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

Mazars LLP

Changda International and subsidiaries
Audited balance sheets
		(Dollars in thousands except share data)
		As at
		December 31, 2006	December 31, 2007
	Notes
ASSETS
Current assets
Cash & cash equivalents	12	716	1,293
Trade accounts receivable, net of allowances	11	1,022	1,531
Other accounts receivable		1,110	3,871
Prepaid expenses and other current assets	8	32	35
Inventories	10	1,234	1,600
Government grants & tax receivables		224	1,888
Total current assets		4,338	10,218

Non-current assets
Intangible assets, net		1	4
Goodwill		3,924	4,199
Property, plant and equipment, net	9	7,496	14,207
Prepaid lease payments	8	1,556	1,646
Total non-current assets		12,977	20,056

Total Assets		17,315	30,274

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Trade & other payables	14	4,969	2,675
Other short term loans	16	-	2,573
Interest bearing borrowings	15	2,266	3,438
Dividend payable		38	33
Income taxes payable		225	2,002
Total current liabilities		7,498	10,721

Non-current liabilities
Deferred government grants		739	775
Long term borrowings	17	1,152	-
Total non-current liabilities		1,891	775

Stockholders' equity
Common stock (Par value $0.0001 ordinary equity shares issued: 3 million and 51,885,313 as of December 31, 2006 and 2007 respectively)		1	5
Additional paid in capital		2,834	6,180
Statutory reserve	18	656	1,323
Reverse acquisition reserve		1,437	3,662
Merger reserve		(1,499)	(479)
Other comprehensive income		92	987
Retained profits		4,405	7,100
Stockholders' equity		7,926	18,778

Total liabilities & stockholders' equity		17,315	30,274

Changda International and subsidiaries
Audited consolidated statements of income
		(Dollars in thousands except share data)
		Year ended
		December 31, 2006	December 31, 2007
	Notes
Revenues	4	23,259	38,230
Cost of revenues		(18,956)	(31,404)
Gross profit		4,303	6,826

Operating expenses:
Selling & marketing expenses		(1,362)	(1,997)
General & administrative expenses		(290)	(563)
Amortization of prepaid lease expenses		(5)	(20)
Depreciation of plant, property & equipment		(334)	(628)
Total operating expenses		(1,991)	(3,208)

Operating income		2,312	3,618
Other income, net	5	37	132
Income before taxes		2,349	3,750
Provision for income taxes	6	-	-
Net income		2,349	3,750

Earnings per equity share (Cents)	19
Basic		4.5	7.4
Diluted		4.5	7.4
Weighted average equity shares used in computing earnings per equity share
Basic		51,885,313	51,885,313
Diluted		51,885,313	51,885,313

Changda International and subsidiaries
Audited consolidated statements of cash flows
	(Dollars in thousands except share data)
	Year ended
	December 31, 2006	December 31, 2007

Operating activities:
Net income	2,349	3,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	500	1,004
Government grants recognized for the year	(4)	(15)
Gain on disposal of a subsidiary	-	(35)
Construction in progress written off	3	-
Other taxes	-	109
Changes in assets and liabilities, net of acquisition:
Inventories	514	(300)
Trade and other receivables	(134)	(3,365)
Trade and other payables	(600)	568
Net cash provided by operating activities	2,628	1,716

Investing activities:
Purchase of property, plant and equipment	(4,032)	(7,021)
Acquisition of intangible assets	(1)	(3)
Proceeds from disposal of a subsidiary	-	8
Prepaid lease payments for land	(1,233)	(16)
Net cash used in investing activities	(5,266)	(7,032)

Financing activities
Repayment of bank and other loans	(1,433)	(2,201)
New bank and other loans raised	2,736	4,555
Dividend paid	-	(8)
Capital Injection	-	3,253
Capital Injection by minority interest	-	33
Receipts of government grants	468	-
Net cash provided by financing activities	1,771	5,632

Effect of rate changes on cash & cash equivalents	122	261

Net increase in cash & cash equivalents during the year	(745)	577
Cash & cash equivalents at the beginning of the year	1,461	716
Cash & cash equivalents at the end of the year	716	1,293

Changda International and subsidiaries
Unaudited Consolidated Statements of Stockholders' Equity and Comprehensive Income

								(Dollars in thousands except share data)
	Common stock shares	Common stock par value	Additional paid-in capital	Comprehensive income	Accumulated other comprehensive income	Reverse takeover reserve	Merger reserve	Statutory reserve fund	Retained earnings	Total stockholders' equity
Balance as of beginning of January 1, 2006		1	2,834	-	1	1,437	(1,499)	305	2,308	5,387
Cash dividends		-	-	-	-	-	-	-	(300)	(300)
Comprehensive income:
Net income		-	-	2,349	-	-		-	2,349	2,349
Transfer to statutory reserve fund		-	-	-	-	-	-	351	-	351
Other comprehensive income:
Translation adjustment		-	-	91	91	-	-	-	48	139
Total comprehensive income		-	-	2,440	-	-	-	-	-	-
Balance as of end of December 31, 2006		1	2,834	-	92	1,437	(1,499)	656	4,405	7,927
Common stock issued		4	3,346	-	-	-	-	-	-	3,350
Reserve takeover		-	-	-	-	2,225	-	-	-	2,225
Uniting of common interests		-	-	-	-	-	1,020	-	-	1,020
Comprehensive income:
Net income		-	-	3,750	-	-	-	-	3,750	3,750
Transfer to statutory reserve fund		-	-	-	-	-	-	667	(667)	-
Other comprehensive income:		-	-	-	-	-	-	-	-	-
Translation adjustment		-	-	895	895	-	-	-	(388)	507
Total comprehensive income		-	-	4,645	-	-	-	-	-	-
Balance as of end of December 31, 2007		5	6,180	-	987	3,662	(479)	1,323	7,100	18,778

Notes to the financial statements

1.            CORPORATE INFORMATION

Changda International Limited
Changda International is a limited liability company incorporated in the Marshall Islands. Changda International’s registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.  In the opinion of the directors, there is no one ultimate holding company of Changda International. The three holding companies that together hold the majority of the equity in Changda International are Allhomely International Ltd, Exceed International Ltd and Hudson International Ltd. The principal activity of Changda International is the holding of investments in limited companies.

Weifang Changda Chemical Industry Co
Weifang Changda Chemical Industry Co., Ltd. ("Changda Chemical") is a limited liability company incorporated in the People’s Republic of China (the "PRC").  Changda Chemical’s registered office is located at Weifang Ocean Chemical Industry Developing Zone Industry Area, Shandong, PRC.  The principal activity of Changda Chemical is manufacturing of snow melting agent and drugs intermediate.

Weifang Changda Fertilizer Co
Weifang Changda Fertilizer Co., Ltd. ("Changda Fertilizer") is a limited liability company incorporated in the PRC. Changda Fertiliser’s registered office is located at Weifang Binhai Development Zone, Shandong, PRC.  The principal activity of Changda Fertiliser is manufacturing of fertilizers.

2.            PRINCIPAL ACCOUNTING POLICIES

Basis of consolidation
The consolidated financial information (‘the Financial Information’) of Changda International Group has been prepared in accordance with United States Generally Accepted Accounting Principles (‘US GAAP’) and on the historical cost convention, unless otherwise indicated in this summary of significant accounting policies.

All intra-group balance, transactions, income and expenses and profits and losses resulting from intra-group transactions are eliminated in full.

Property, plant and equipment
Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.  The cost of an item of plant and equipment comprises its purchase price and any directly attributable costs of brining the asset to its working condition and location for its intended use.  Repairs and maintenance costs are charged to the income statement during the year in which they are incurred.

Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, other than construction in progress, over their estimated useful lives as set out below from the date on which they are available for use and after taking into account of their estimated residual values, using the straight-line method, where parts of on item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis and depreciated separately:

Buildings	5% - 10%
Plant and machinery	11% - 12%
Office equipment	12% - 19%
Vehicles	10% - 18%
Factory equipment	18%

Changda International evaluates the recoverability of these assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.

Construction in progress
Construction in progress is stated at cost less accumulated impairment losses. Cost includes all construction expenditure and other direct costs, including interest costs, attributable to such projects.  Costs on completed construction works are transferred to the appropriate asset category. No depreciation is provided in respect of construction in progress until it is completed and available for use.

Prepaid lease payments
Prepaid lease payments are up-front payments to acquire fixed term interests in lessee-occupied land. The premiums are stated at cost and are amortized over the period of the lease on a straight-line basis to the income statement.

Intangible assets

Trademarks
The initial cost of acquiring trademarks is capitalized. Trademarks with indefinite useful lives are carried at cost less accumulated impairment losses. Trademarks with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is provided on the straight-line basis over their estimated useful lives of 10 years.

Goodwill

Goodwill represents the cost of the acquired businesses in excess of the fair value of identifiable tangible and intangible net assets purchased. Goodwill is tested for impairment on an annual basis, relying on a number of factors including operating results, business plans and future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill in that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

Financial instruments

Financial assets and financial liabilities are recognized when the Changda International Group becomes a party to the contractual provisions of the instruments and on a trade date basis. A financial asset is derecognized when the contractual rights to future cash flows from the financial asset expire or when the Changda International Group transfers the contractual rights to future cash flows to a third party. A financial liability is derecognized only when the liability is extinguished.

Loans and receivables
Loans and receivables including trade and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are not held for trading. They are measured at amortized cost using the effective interest method, except where receivables are interest-free loans and without any fixed repayment term or the effect of discounting would be insignificant. In such case, the receivables are stated at cost less impairment loss. Amortized cost is calculated by taking into account any discount or premium on acquisition, over the period to maturity. Gains and losses arising from derecognition, impairment or through the Amortization process are recognized in the income statement.

Impairment of financial assets
At each balance sheet date, the Changda International Group assesses whether there is objective evidence that financial assets, other than those at fair value through profit or loss, are impaired. The impairment loss of financial assets carried at Amortized cost is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flow discounted at the financial asset’s original effective interest rate.  Such impairment loss is reversed in subsequent periods through income statement when an increase in the asset’s recoverable amount can be related objectively to an event occurring after the impairment was recognized, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities
The Changda International Group’s financial liabilities include trade and other payables, bank loans and other borrowings and obligations under finance leases. All financial liabilities except for derivatives are recognized initially at their fair value and subsequently measured at amortized cost, using effective interest method, unless the effect of discounting would be insignificant, in which case they are stated at cost.

Financial guarantee contracts
A financial guarantee contract is a contract that requires the issuer of the contract to make specified payments to reimburse the holder of the contract for a loss the holder incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Financial guarantee contract is initially recognized as deferred income within trade and other payables at fair value, where such information is available, otherwise, it is recognized at consideration received and receivable. Subsequently, it is measured at the higher of the amount initially recognized, less accumulated amortization, and the amount of the provision, if any, that is required to settle the commitment at the balance sheet date.

Cash equivalents
For the purpose of the cash flow statement, cash equivalents represent short-term highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, net of bank overdrafts.

Revenue recognition
Revenue is recognized when it is probable that the economic benefits will flow to the Changda International Group and when the revenue and costs, if applicable, can be measured reliably and on the following basis.

Sale of goods is recognized on transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title is passed.

Foreign currency translation
Items included in the Changda International Group’s financial statements are measured using the currency of the primary economic environment in which the Changda International Group operates, that is the Chinese Yuan Renminbi (“RMB”) ("functional currency").

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

The presentational currency is the United States Dollars, presented in thousands.

Inventories
Inventories are stated at the lower of cost and net realizable value. Cost, which comprises all costs of purchase and, where applicable, cost of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average cost method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Impairment of non-financial assets
At each balance sheet date, the Directors of the Changda International Group reviews internal and external sources of information to determine whether the carrying amounts of its property, plant and equipment and intangible asset with finite useful lives have suffered an impairment loss or impairment loss previously recognized no longer exists or may be reduced.  If any such indication exists, the recoverable amount of the asset is estimated, based on the higher of its fair value less costs to sell and value in use.  Where it is not possible to estimate the recoverable amount of an individual asset, the Directors of the Changda International Group estimates the recoverable amount of the smallest group of assets that generates cash flows independently (i.e. a cash-generating unit).

If the recoverable amount of an asset or a cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. Impairment losses are recognized as an expense immediately.

A reversal of impairment losses is limited to the carrying amount of the asset or cash-generating unit that would have been determined had no impairment loss been recognized in prior years.  Reversal of impairment losses is recognized as income immediately.

Provisions
Provisions are recognized when the Changda International Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made. Expenditures for which a provision has been recognized are charged against the related provision in the year in which the expenditures are incurred. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the amount provided is the present value of the expenditures expected to be required to settle the obligation. Where the Changda International Group expects a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

Government grants
Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the years necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the income statement over the expected useful life of the relevant asset by equal annual installments.

Leases
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease.

Retirement benefits scheme
Payment to the state-managed retirement benefits schemes is charged as expense as it falls due.

Taxation
The charge for current income tax is based on the results for the year as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, if the deferred tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither the accounting profit nor taxable profit or loss, it is not accounted for.

The deferred tax liabilities and assets are measured at the tax rates that are expected to apply to the period when the asset is recovered or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, tax losses and credits can be utilized.

Dividends
Final dividends on common stock are recorded as a liability on the date of approval by the stockholders and interim dividends are recorded as a liability on the date of declaration by the Board of Directors.

Related parties
A party is related to the Changda International Group if:
(a)
directly, or indirectly through one or more intermediaries, the party controls, is controlled by, or is under common control with, the Changda International Group; or has an interest in the Changda International Group that gives it significant influence over the Changda International Group; or has joint control over the Changda International Group;

(b)	the party is an associate of the Changda International Group;
(c)	the party is a joint venture in which the Changda International Group is a participant;
(d)	the party is a member of the key management personnel of the Group or its parent;
(e)	the party is a close member of the family of any individual referred to in (a) or (d);
(f)
the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (d) or (e); or;

(g)	the party is a post-employment benefit plan for the benefit of employees of the Changda International Group, or of any entity that is a related party of the Changda International Group.

Earnings per share
Basic earnings per share is computed by dividing net income for the period by the weighted average number of equity shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the diluted weighted average number of equity shares outstanding during the period.

If securities have been issued by a subsidiary that enable their holders to obtain the subsidiary’s common stock, the earnings of subsidiary shall be included in the consolidated diluted earnings per share computations based on the shareholding of the subsidiary’s securities.

If the number of equity shares outstanding increases as a result of a stock dividend or stock split or decreases as a result of a reverse stock split, the computations of basic and diluted earnings per share are adjusted retroactively for all periods presented to reflect that change in capital structure. If such changes occur after the close of the reporting period but before issuance of the financial statements, the per-share computations for that period and any prior- period financial statements presented are based on the number of shares.

Critical accounting estimates and judgments
Estimates and judgments are currently evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.  Apart from information disclosed elsewhere in this financial information, the following summarize the estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Allowance of bad and doubtful debts
The provisioning policy for bad and doubtful debts of the Changda International Group is based on the evaluation of collectability and ageing analysis of the accounts receivables.  A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current creditworthiness and the past collection history of each customer.  If the financial conditions of these customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Allowance for inventories
The Changda International Group’s  management reviews an ageing analysis of inventories at each balance sheet date, and make allowance for obsolete and slow-moving inventory items identified that are no longer recoverable or suitable for use in production. The management estimates the net realizable value for finished goods and work-in-progress based primarily on the latest invoice prices and current market conditions. The Changda International Group carries out an inventory review on a product-by-product basis at each balance sheet date and makes allowances for obsolete items.

3. SEGMENT REPORTING

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that business enterprises report information about operating segments and related disclosures about products and services, geographic areas and major customers.

The Chief Operating Decision Maker evaluates the segment’s performance and allocates resources based on an analysis of various performance indicators by industry classes. Accordingly, revenues represented along industry classes comprise the principal basis of segmental information set out in these financial statements. The accounting principles used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments, and are as set out in the significant accounting policies.

The Changda International Group’s operations are organized around the products and services it offers into two segments: the manufacturing of chemical products and the manufacturing of fertilizers. Substantially all of the Changda International Group’s turnover and profits are derived from operations in the People’s Republic of China.

The following tables provide an analysis of the Changda International Group’s revenue and results by business segment for each of the two years ended December 31, 2007 and of the Changda International Group’s assets and liabilities as at December 31, 2006 and 2007.

	(Dollars in thousands)
	Manufacturing of chemical products	Manufacturing of fertilizers	Unallocable items	Total

2006
Revenues	4,350	18,909	-	23,259
Profit before taxation	413	1,936	-	2,349
Taxation	-	-	-	-
Net profit for the year	413	1,936	-	2,349

Non-current assets	6,921	2,132	3,924	12,977
Current assets	1,233	3,105	-	4,338
Total assets	8,154	5,237	3,924	17,315

Interest expense	41	100	-	141
Interest income	-	-	-	-
Depreciation & amortization	161	345	-	506

2007
Revenues	3,748	34,482	-	38,230
Profit before taxation	673	3,077	-	3,750
Taxation	-	-	-	-
Net profit for the year	673	3,077	-	3,750

Non-current assets	8,211	7,708	4,137	20,056
Current assets	2,627	7,591	-	10,218
Total assets	10,838	15,299	4,137	30,274

Interest expense	16	171	-	187
Interest income	-	2	-	2
Depreciation & amortization	356	657	-	1,013

The following customers individually accounted for more than 10% of the revenues in each of the years ended December 31, 2006 and 2007.

			(Dollars in thousands)
	Manufacturing of chemical products	Manufacturing of fertilizers	Unallocable items	Total

2006
Weifang Post	-	69,294	-	69,294

2007
Weifang Post	-	71,850	-	71,850

4.	REVENUE

Revenue represents the net invoiced value of goods sold less discounts and returns.

5.	OTHER INCOME, NET

Other income, net consists of the following:

	(Dollars in thousands)
	Year ended
	December 31, 2006	December 31, 2007

Investment revenue	10	2
Sundry income	23	115
Government grants recognized for the year	4	15
Other income, net	37	132

6.	TAXATION

In previous years, the principal trading PRC subsidiaries (“the PRC Subsidiaries”) were subject to PRC Enterprise Income Tax (“EIT”) at a rate of 33%.  However, according to the circular Wei Hai Guan Fa [2000] No. 18 issued by the local government of economic development area, the PRC Subsidiaries were receiving the whole amount of EIT payable until 2005.

Since 2006, the local government of economic development area has granted a special tax exemption to the PRC Subsidiaries entitling the PRC Subsidiaries to receive the whole amount of EIT payable for the first two profitable years of operation starting from 2006, followed by an entitlement to receive 50% of EIT payable for the following three years.

The PRC Subsidiaries became a wholly owned foreign enterprises ("WOFE") on 17 December 2007 and subject to Foreign Enterprise Income Tax (“FEIT”).  The local government of economic development area has confirmed that the PRC Subsidiaries are still entitled to receive the tax concession granted.

In practice, the amounts entitled to receive had been reported as an exemption of EIT in the respective tax returns submitted by the PRC Subsidiaries to the local tax bureau and no assessment of tax payable had been raised by the local tax bureau.

For accounting purpose, taxation for the period has been estimated based on the assessable profit for the period at a rate of 25% according to the newly effective Enterprise Income Tax Law of the PRC. The respective tax liability has been recognized and the related receivable from the local government of economic development area has been recognized as government grant receivable in respect of taxation, as reported in the consolidated balance sheet.

Reconciliation of effective tax rate:

	(Percentage)
	Year ended
	December 31, 2006	December 31, 2007

Applicable tax rate	33	33
Non-deductible expenses	-	-
Unrecognized temporary difference	-	-
Offset by government grant receivables	(33)	(33)
Effective tax rate for the year	-	-

7.	DIVIDENDS

	(Dollars in thousands)
	Year ended
	December 31, 2006	December 31, 2007

Dividends paid	300	-

8.	PREPAID LEASE PAYMENTS

	(Dollars in thousands except share data)
	As at
	December 31, 2006	December 31, 2007

At the beginning of the year	-	1,588
Additions	1,593	126
Amortization for the year	(5)	(33)
	1,588	1,681

Analyzed as:

	(Dollars in thousands except share data)
	As at
	December 31, 2006	December 31, 2007

Non-current portion	1,556	1,646
Current portion	32	35
	1,588	1,681

The directors consider that the carrying value of $1,610,000 (2006: $1,553,000) approximates the fair value of the prepaid lease payments. The prepaid lease payments relate to the Changda International Group’s PRC land use rights, which are amortized over the lease terms of 50 years.  As at December 31, 2007, prepaid lease payments for a land use right with a carrying value of $670,000 were pledged to secure short term bank borrowings amounting to $520,000, which were granted to Weifang Chemical.

As at December 31, 2006 and 2007, prepaid lease payments for a land use right with a carrying value of $1,010,000 and $965,000, respectively, were pledged to secure a short-term bank loan of Changda Fertiliser. The maximum pledge value of the prepaid lease payments for both 2006 and 2007 is $750,000) for securing the bank loan of $685,000.

9.	PROPERTY, PLANT AND EQUIPMENT

A reconciliation of the carrying amount of plant, property and equipment is shown below:

						(Dollars in thousands )
	Buildings	Plant and machinery	Office equipment	Vehicle	Factory equipment	Construction in progress	Total

Reconciliation of carrying amount
- year ended 31 December 2006
At beginning of year	1,805	1,600	71	286	12	199	3,973
Additions	702	256	79	38	-	2,958	4,033
Depreciation	(165)	(279)	(17)	(43)	(2)	-	(506)
Transfer to profit and loss	-	-	-	-	-	(3)	(3)
Transfer upon completion	1,350	1,773	-	-	-	(3,123)	-
At 31 December 2006	3,692	3,350	133	281	10	31	7,496

- year ended 31 December 2007
At beginning of year	3,692	3,350	133	281	10	31	7,496
Additions	168	6	91	128	1	6,808	7,202
Depreciation	(328)	(568)	(63)	(52)	(2)	-	(1,013)
Foreign exchange movement	259	233	7	19	1	2	521
Transfer upon completion	1,701	2,003	603	-	-	(4,307)	-
At 31 December 2007	5,492	5,024	771	376	10	2,534	14,207

An analysis of cost and accumulated depreciation is shown below:

						(Dollars in thousands )
	Building	Plant and machinery	Office equipment	Vehicle	Factory equipment	Construction in progress	Total

At 1 January 2006
Cost	2,066	1,923	92	413	14	200	4,708
Accumulated depreciation	(261)	(323)	(21)	(127)	(3)	-	(735)
	1,805	1,600	71	286	11	200	3,973

At 31 December 2006
Cost	4,117	3,952	171	451	14	31	8,736
Accumulated depreciation	(425)	(602)	(38)	(170)	(4)	-	(1,240)
	3,692	3,350	133	281	10	31	7,496

At 31 December 2007
Cost	6,275	6,236	876	609	16	2,534	16,546
Accumulated depreciation	(783)	(1,212)	(105)	(233)	(6)	-	(2,339)
	5,492	5,024	771	376	10	2,534	14,207

At December 31, 2006 and 2007, buildings with a total carrying value of $3,105,000 and $3,235,000 respectively, were pledged to secure the short-term bank loan of Changda Fertiliser. The maximum loan value was $500,000.

10.	INVENTORIES

Inventories at the balance sheet date consist of the following:

	(Dollars in thousands except share data)
	As at
	December 31, 2006	December 31, 2007

Raw materials	531	890
Work-in-progress	52	-
Finished goods	651	710
	-	-
Inventories	1,234	1,600

11.	TRADE AND OTHER RECEIVABLES

	(Dollars in thousands except share data)
	As at
	December 31, 2006	December 31, 2007

Trade receivables
From a related party	565	-
From third party	457	1,531
	1,022	1,531

Other receivables
Deposits, prepayments and other debtors	1,034	3,847
Due from related companies	56	-
Due from related parties	2	15
Due from a director	18	9
	1,110	3,871

Trade and other receivables	2,132	5,402

The directors consider that the carrying value of $5,402,000 (2006: $2,132,000) approximates their fair value.

The ageing analysis of these trade receivables is as follows:

	(Dollars in thousands except share data)
	As at
	December 31, 2006	December 31, 2007

Neither past due nor impaired	1,021	1,531
Up to 3 months	1	-
Up to 6 months	-	-
Up to 12 months	-	-
More than 12 months	-	-

As stated in the cash flow statement	1,022	1,531

Receivables that were neither past due nor impaired relate to a wide range of customers for whom there was no history of default.  The Changda International Group does not hold any collateral as security.

12.	CASH & CASH EQUIVALENTS

	(Dollars in thousands except share data)
	As at
	December 31, 2006	December 31, 2007

Bank balances and cash	716	701
Pledged deposits	-	592

As stated in the cash flow statement	716	1,293

Bank balances and pledged deposits earn interest at floating rates based on daily bank deposit rates. The carrying amount of cash and cash equivalents approximate their fair value.

At 31 December 2007, pledged deposits amounting to $592,000 were used to secure a short-term bank loan of $592,000.

13.	BUSINESS COMBINATIONS

During the year ended December 31, 2007 the Company acquired 100% of the equity shares of Changda Fertiliser in a reverse takeover. Consequent to this reverse acquisition, goodwill of $4,199,000 was recognized in the balance which consists of the excess in deemed consideration over the fair value of the net assets acquired in the acquisition. In accordance with SFAS 141r, Business Combinations, Changda Fertilizer was identified as the acquirer and the fair value of the net assets acquired comprised $1,000 of cash in Changda International at the transaction date. This transaction is deemed to have taken place at the beginning of the comparative period in accordance with SFAS 141r, Business Combinations.

Also during the year ended 31 December, the Company acquired 100% of the equity shares of Changda Chemical in exchange for cash and its own shares. Consequent to this uniting of interests, a merger reserve of $(479,000) was recognized in the balance sheet at December 31, 2007. This transaction is also deemed to have taken place at the beginning of the comparative period in accordance with SFAS 141r, Business Combinations.

14.	TRADE AND OTHER PAYABLES

	(Dollars in thousands except share data)
	Year ended
	December 31, 2006	December 31, 2007

Trade payables
To third party	3,720	472
	3,720	472
Other payables
Accrued charges and other creditors	1,249	2,203
	1,249	2,203

Trade and other payables	4,969	2,675

The directors consider that the carrying value of $2,675,000 (2006: $4,969,000) approximates the fair value of trade and other payables.

15.	INTEREST-BEARING BORROWINGS

	(Dollars in thousands)
	Year ended
	December 31, 2006	December 31, 2007

Loans
Secured bank loans	1,869	3,438
Unsecured other loans	1,549	-
	3,418	3,438

Current portion	2,266	3,438
Non-current portion	1,152	-
	3,418	-

The directors consider that the carrying value of the loans approximates their fair value.

The interest bearing borrowings all mature wholly within five years from the balance sheet date.

The bank loans are secured by pledged deposits, prepaid lease payments, buildings, pledged deposits, letter of credits and corporate guarantee provided by third parties.  The bank loans carry floating interest rate ranging from 6.7% to 14.6% (2006: 8.6% to 13.8%) per annum.

Other loans represent loans from shareholders, staff and a third party at an annual interest rate of 10% for the year ended 31 December 2006.  These loans were unsecured and payable on demand.

16.	OTHER SHORT TERM BORROWINGS

Other short term borrowings of $2,573,000 (2006: $Nil) represented loans from staff and directors which were unsecured, interest-free and repayable on demand.

17.	OTHER LONG TERM BORROWINGS

Other long term borrowings represented a loan from a director.  It was unsecured, interest-free and has fixed repayment terms of two years.

18.	STATUTORY RESERVE FUND

In accordance with the relevant PRC laws and regulations, foreign invested/ joint venture companies/ wholly-owned foreign enterprise/ PRC domestic companies are required to transfer 10% of profit after income tax, as determined under PRC accounting standards and regulations, to the statutory common reserve, until the balance of the fund reaches 50% of the registered capital of that company.  Subject to certain restrictions as set out in the relevant PRC laws and regulations, the statutory common reserve may be used to offset against accumulated losses, if any.

The PRC subsidiaries are also required to transfer 5% to 10% of their net profits, as determined under PRC accounting standards and regulations, to the statutory common welfare reserve at the discretion of the board of directors.  This reserve can only be used to provide staff welfare facilities and other collective benefits to the employees of the PRC Subsidiaries.  This reserve is non-distributable other than in the event of liquidation.

19.	EARNINGS PER SHARE

	(Number of shares)
	Year ended
	December 31, 2006	December 31, 2007

Basic earnings per equity share - weighted average number of common shares outstanding used	51,885,313	51,885,313
Effect of dilutive common equivalent shares - stock options outstanding	-	-
Diluted earnings per equity share - weighted average number of common shares and common equivalent shares outstanding used	51,885,313	51,885,313

20.	RELATED PARTY TRANSACTIONS

In addition to the transaction/information disclosed elsewhere in these aggregated financial information, during the respective year and at the respective balance sheet dates, the Changda International Group had the following transactions and balances with related parties.

a) Relationship of related parties

Related party	Existing relationship with the Changda International Group

Zhu Qing Ran	A director and an shareholder of the company
Zhu Hua Ran	A director and an shareholder of the company
Zhu Fen Ran	A shareholder of the company
Weifang Moda International Trade Co., Ltd	Shareholders are close family of key management personnel
Changle Hengrong Economic Trading Co. Ltd	Majority shareholder is key management personnel of the Changda Fertiliser and other shareholder is a family member of key management personnel
Zhu Xiao Ran	Close family member of key management personnel
Zhu Xin Ran	Close family member of key management personnel
Zhu Cai Ran	Close family member of key management personnel

b) Summary of related party transactions

	(Dollars in thousands)
	Year ended
	December 31, 2006	December 31, 2007

Purchases from a related company	1,674	1,221
Sales to a related company	1,798	852
Commission paid to a related company	11	-
Key management personnel (including directors) - Short-term employee benefits	11	11

The Directors believe that the above transactions were made on terms equivalent to those that prevail in arm’s length transaction.

c) Summary of related party balances

	(Dollars in thousands)
	Year ended
	December 31, 2006	December 31, 2007

Loans (included within interest-bearing borrowings):	-	-
Close family member of key management personnel	-	1,321
Directors and ultimate shareholders	1,483	663
	1,483	1,984

The above amounts are unsecured, interest-free and have no fixed repayment term.

21.	COMMITMENTS

Capital expenditure commitments

	(Dollars in thousands)
	Year ended
	December 31, 2006	December 31, 2007

Contracted but not provided net of deposit paid in consolidated financial statements	167	2,397

Commitments under operating leases

At the balance sheet date, the Changda International Group had total future minimum lease payments under non-cancellable operating leases, which are payable as follows:

	(Dollars in thousands)
	As at
	December 31, 2006	December 31, 2007

Within one year	3	61
In the second to fifth years inclusive	14	183
Over five years	145	149
	162	393

22.	CONTINGENT LIABILITIES

Changda Chemical
In accordance with the relevant PRC tax regulations, Changda Chemical has made full tax provision on the value added tax underprovided in respect of sales made in prior years.  At the balance sheet date, the relevant value added tax payable amounted to approximately $145,000 (2006: $140,000).  Despite the fact that Changda Chemical has made full provision of the taxes in the financial statements, Changda Chemical may be subject to penalties ranging from 50% to 500% and administration charges at a daily rate of 0.05% of the taxes underprovided.  The exact amount of penalty cannot be estimated with any reasonable degree of certainty.

Changda Fertiliser
At the balance sheet date, Changda Fertiliser had provided corporate guarantee to secure a bank loan granted to Moda amounted $205,000 (2006: $Nil).

23.	POST BALANCE SHEET EVENTS

On February 13, 2009, Promodoeswork.com, Inc acquired 100% of the issued share capital of Changda International by way of an exchange of shares.

24.	PRINCIPAL SUBSIDIARIES

Changda Fertiliser

Name of subsidiaries	Country of incorporation	Particulars of registered capital	Registered capital held by Changda Fertiliser	Principal activities

Shandong Fengtai Fertiliser Co., Ltd. ("Fengtai")	PRC	Registered and paid-in capital US$400,000	*75%	Dormant
Shandong Changda Hengyi Agricultural Means Chain Co., Ltd ("Changda Hengyi")	PRC	Registered and paid-in capital RMB600,000	**60%	Trading of fertilizers, seeds and agricultural drugs
Heze Changda Fertiliser Co., Ltd. ("Changda Heze")	PRC	Registered and paid-in capital RMB3,000,000	100%	Dormant

*
Pursuant to the company formation agreement, the minority shareholder does not participate in any financial and operating policies, and Changda Fertiliser has full control and power to govern the financial and operating policies of Fengtai. In addition, upon the termination of Fengtai’s operating period, Changda Fertiliser is required to repay the amount of capital paid-in by the minority shareholder regardless of the result of termination. Therefore, Fengtai is considered as a wholly-owned subsidiary of Changda Fertiliser.

**	Changda Hengyi was incorporated on March 8, 2007; Changda Fertiliser held 60% paid-in capital since incorporation of Changda Hengyi until disposal of the entire equity interest on 3 November 2007.

27.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Changda International Group is exposed to various kinds of risks in its operation and financial instruments. The Changda International Group’s risk management objectives and policies mainly focus on minimizing the potential adverse effects of these risks on the Changda International Group by closely monitoring the individual exposure as follows:

Changda Chemical

Concentration of credit risk
A substantial percentage of Changda Chemical’s revenue is made to a small number of customers.  During the year, two (2006: two) of customers accounted for approximately 2007: 22% and 18% (2006: 37% and 25%) of revenue respectively.

Changda Chemical requests the customers to settle the receivables within short period of time. It also sets credit limit on each individual customer and prior approval is required for any transaction exceeding that limit. Customer with sound payment history would accumulate a higher credit limit. For domestic sales, most of them were carried out on cash basis. The management would also closely monitor the recovery of outstanding receivables before further transactions. As a result Changda Chemical has low concentration of credit risk.

Foreign exchange risk
Changda Chemical’s foreign currency exposures arise mainly from the exchange rate movements of the United States dollar. Changda Chemical did not seek to hedge this exposure. However, the management would closely monitor the foreign exchange risk to ensure that the net foreign exchange risk exposure is kept to an acceptable level.

Sensitivity analysis
If RMB had strengthened by 4.4% against the US dollar with all other variables held constant, profit for the year would have been $47,000 (2006: $20,000) lower, mainly as a result of foreign exchange losses on translation of USD denominated trade receivables. Profit is more sensitive to movement in RMB / USD exchange rates in 2007 than 2006 because of the increased amount of trade receivables. The above stated changes represent management’s assessment of reasonably possible changes in RMB / USD exchange rates over the period until the next annual balance sheet date. The analysis is performed on the same basis for 2006.

Interest rate risk
Changda Chemical does not have significant interest rate risk as at balance sheet date as the interest-bearing borrowings were short-term in nature and solely obtained from bank and the interest rate is not expected to have significant fluctuation within such short period of time.

Seasonality
The level of demand for Changda Chemical’s major product, "snow melting agent", is dependent on seasonal factors and weather condition. Demand of snow melting agent is higher during the period between October and following February. In addition, such demand is largely dependent on the actual weather conditions of the markets which may change from year to year. Any changes in the weather condition of Changda Chemical’s markets might have adverse impact on business and result of operations of Changda Chemical. Presently, Japan is the most important export market of Changda Chemical.

Changda Fertiliser

Interest rate risk
Changda Fertiliser does not have significant interest rate risk as at balance sheet date as the interest-bearing borrowings were short-term in nature and solely obtained from bank, the interest rate is not expected to have significant fluctuation within such short period of time.

Concentration of credit risk
Changda Fertiliser requests the customers to settle the receivables within short period of time.  It also sets credit limit on each individual customer and prior approval is required for any transaction exceeding that limit.  Customer with sound payment history would accumulate a higher credit limit.  For domestic sales, most of them were carried out on cash basis.  The management would also closely monitor the recovery of outstanding receivables before further transactions. As a result Changda Fertiliser has low concentration of credit risk.

Foreign exchange risk
As the sales transaction with overseas customer only represented about 3% (2006: 5%) of total sales revenue and the balance dominated in foreign currency is immaterial, the management of Changda Fertiliser does not expect the changes in market foreign exchange rate would have significant effect on the financial position of Changda Fertiliser.

Liquidity risk
Changda Fertiliser’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank loans.

Fair value estimation
The carrying amount of the current receivables and payables are assumed to approximate their fair values.  The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Changda International Group for similar financial instruments.

Capital management
The objectives of Changda International Group’s capital management are to safeguard the entity’s ability to continue as a going concern and to provide returns for shareholders.  The Changda International Group manages its capital structure and makes adjustments, including payment of dividend to shareholders, return capital to shareholders or issue new shares or sell assets to reduce debts. No changes were made in the objectives, policies or processes during the years ended December 31, 2007 and 2006.

28.	Nature of Financial Information

The Financial Information does not constitute statutory accounts for the period under review.